UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): November 4, 2009

FMC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2376	94-0479804
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 299-6000

Not Applicable

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of William G. Walter as President and Chief Executive Officer

On November 4, 2009, Mr. William G. Walter, Chairman, President and Chief Executive Officer of FMC Corporation (the “Company”), notified the Company that he intends to resign from his positions as President and Chief Executive Officer of the Company effective January 1, 2010, but will continue in employment with the Company and will also continue as a member and as Chairman of the board of directors until September 30, 2010. During the period from January 1, 2010 through September 30, 2010, in addition to his normal duties as Chairman, Mr. Walter’s duties will also include providing transition services relating to the orientation and integration of Mr. Walter’s successor. For the period from January 1, 2010 through September 30, 2010, Mr. Walter will receive compensation in the amount of $65,000 per month for his continued services to the Company. For the 12 months following his retirement from the board, Mr. Walter will serve as a consultant to the Company and will continue to assist in the integration of his successor and to otherwise provide support on legacy matters relating to his prior period of employment. During this consulting period, Mr. Walter will be paid a $50,000 monthly retainer.

Appointment of Pierre Brondeau as President, Chief Executive Officer and Director

On November 6, 2009, the Company announced that Mr. Pierre Brondeau has been named President and Chief Executive Officer succeeding Mr. Walter, effective January 1, 2010. The Company’s board of directors approved the expansion of the Company’s board from ten to eleven directors and the appointment of Mr. Brondeau to fill the newly created board seat. Both the creation of the new board seat and the appointment of Mr. Brondeau to fill such board seat are contingent upon Mr. Brondeau commencing his employment with the Company.

Mr. Brondeau, age 52, served as President and Chief Executive Officer, Dow Advanced Materials division until his retirement in September 2009. Prior to joining Dow in April 2009, Mr. Brondeau served as President and Chief Operating Officer of Rohm and Haas Company from May 2008. Prior to his position as President and Chief Operating Officer of Rohm and Haas, Mr. Brondeau served in numerous executive positions during his tenure there, which extended from 1989 through April 2009, when Rohm and Haas was acquired by Dow. Mr. Brondeau holds a B.S. degree in Biochemical Engineering from INSA France (1980), an M.S. degree in Biochemical Engineering from the University of Montpellier, France (1981), and a Ph.D. in Biochemical Engineering from INSA France (1983). Mr. Brondeau also serves as a member of the board of directors of Tyco Electronics.

From time to time, the Company has engaged in routine transactions involving sales and purchases of various products with The Dow Chemical Company and Rohm and Haas Company. These transactions were entered into in the ordinary course of business on terms negotiated at arms-length and without the involvement of Mr. Brondeau. The Company made sales to Dow Chemical of $10.2 million and $4.9 million, respectively, for the years ended December 31, 2008 and 2009 and sales to Rohm and Haas of $2.2 million and $1.9 million, respectively, for the years ended December 31, 2008 and 2009. The Company made purchases from Dow Chemical of $2.3 million and $1.4 million, respectively, for the years ended December 31, 2008 and 2009 and purchases from Rohm and Haas of approximately $47,000 and approximately $39,500, respectively, for the years ended December 31, 2008 and 2009.

Employment Letter with Pierre R. Brondeau

In connection with Mr. Brondeau’s hiring, the Company’s board of directors approved an employment letter with Mr. Brondeau providing for his employment as President and Chief Executive Officer effective January 1, 2010. A brief description of the terms of the employment letter and related compensation arrangements follows.

The employment letter provides for an initial annual base salary of $900,000, which will be reviewed annually beginning February 2011. Mr. Brondeau is also eligible to receive an annual incentive bonus with a target amount equal to 100% of his base salary and maximum payout of 200% of his base salary, based upon the achievement of corporate and individual performance goals established by the compensation committee of the board of directors.

Upon the commencement of his employment, Mr. Brondeau will receive a sign-on bonus in the form of a restricted stock unit grant with respect to a number of shares of FMC common stock valued at $3,000,000 as of January 1, 2010, Mr. Brondeau’s expected start date. These restricted stock units will vest on the third anniversary of the grant date, provided Mr. Brondeau remains employed through that date.

Under the letter, in February 2010, Mr. Brondeau will be eligible to receive long-term incentive awards valued at $2,500,000, as calculated on the February 2010 grant date, under the Company’s Incentive Compensation and Stock Plan. These long-term incentive awards will be comprised of one-third stock options, one-third restricted stock units and one-third performance based cash award. The stock options and restricted stock unit grants will vest on the third anniversary of the February 2010 grant date, provided Mr. Brondeau remains employed through that date. The performance-based cash award will be determined by the compensation committee based upon the relative return to shareholders of the Company versus that of the Company’s established peer group over a three year period. Mr. Brondeau will also be entitled to participate fully in the Company’s employee benefit plans and programs.

If Mr. Brondeau is terminated and such termination is not for cause, Mr. Brondeau will be entitled to receive a severance payment equal to 2 years of base salary and 12 months benefits continuation. If Mr. Brondeau is terminated involuntarily or suffers a constructive termination within two years after a change of control, then in lieu of the severance benefits described above, Mr. Brondeau will have severance rights comparable to the change of control severance rights in effect with respect to the Company’s other named executive officers. Upon his retirement, if Mr. Brondeau is 62 years or older and has served the company for ten years or more, any of his unvested options will immediately vest. Mr. Brondeau will be subject to customary non-disclosure, non-competition and non-solicitation obligations.

Following commencement of his employment, Mr. Brondeau will have five years to comply with the Company’s stock ownership guidelines, which will require Mr. Brondeau to own common stock of the Company worth five times his base salary.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title

99.1	Press Release dated November 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC CORPORATION

Date: November 6, 2009	By:	/s/ W. Kim Foster
	Name:	W. Kim Foster
	Title:	Senior Vice President and Chief Financial Officer